Exhibit 99.1

Gryphon Gold Appoints James T. O’Neil Jr. as CFO

January 3, 2012 - Gryphon Gold Corporation (TSX: GGN) (OTCBB: GYPH) is pleased to announce that James T. O’Neil Jr. has been appointed Chief Financial Officer of Gryphon Gold Corporation. Mr. O’Neil previously served as the Chief Financial Officer & Chief Operations Officer of Jipangu International from 2006 to present. From 2004 to 2006 Mr. O’Neil served as Vice President-Finance, Controller and Treasurer for Apollo Gold Corporation.

Mr. O’Neil’s career began with Asarco Incorporated in 1973. He advanced from Controller of the Ray Complex in 1986 to American Mining Company and Asarco Incorporated Vice President-Finance and Administration for the period 2001-2004.

Mr. O’Neil received a Bachelor of Science from Arizona State University and a Master of Business Administration from Arizona State University.

"Jim O’Neil brings the experience and knowledge to meet the needs of a growing mining company and will provide the required guidance as Gryphon transitions from explorer to producer. We have set a very aggressive production plan based on a Pre-Feasibility that provided a 118% IRR at $1200 per ounce of gold and Jim’s background makes him the perfect fit at this point in Gryphon’s life. I look forward to working with Jim as we grow Gryphon and increase shareholder value in this rewarding precious metals market” said John Key, Gryphon Gold’s CEO.

The Board thanks Mr. Ted Sharp of Sharp Executives for assisting Gryphon during its transition to production and cash flow.

For further information please contact:

John L. Key, CEO and President
1-775-883-1456 jkey@grypyhongold.com

Lisanna Lewis, Vice President, Treasurer, Investor Relations
1-604-261-2229 llewis@gryphongold.com

ABOUT GRYPHON GOLD:

Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to the Company’s expectations related to its transition to a producer, production plans and increases in shareholder value. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K for the year ended March 31, 2011, and interim report on Form 10Q for the period ended December 31, 2011, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.